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                                                               EXHIBIT 10.26



    $328,948.14                                  Sunnyvale, CA

    January 7th, 1997


    FOR VALUE RECEIVED, Command Audio Corporation, a California corporation, whose address is 805 Veterans Boulevard, Ste. 310, Redwood City, California, 94063 ("Maker") promises to pay to the order of Macrovision Corporation, whose address is 1341 Orleans Drive, Sunnyvale, CA 94089 ("Payee"), the sum of Three Hundred Twenty Eight Thousand, Nine Hundred Forty Eight Dollars and Fourteen Cents ($328,948.14) together with interest on the unpaid principal balance at the rate of nine percent (9%) simple interest per annum. Interest accrued on this Promissory Note shall be due and payable together with the full outstanding principal on the 1st day of July, 1998.

    Payments on this Promissory Note shall be made at the address of Payee, or at any other place Payee designates in writing from time to time, and shall be in lawful money of the United States of America. Maker waives demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, and notice of protest. If Maker fails to timely make the payments required hereunder, Maker shall pay the costs of collection and reasonable attorneys' fees.

    Maker may prepay this Promissory Note at any time, in whole or in part, with accrued interest to the date of prepayment, and without premium or penalty. All such payments on this Promissory Note shall be applied first to the payment of accrued interest and the balance shall be applied to principal.

    This Promissory Note shall be binding upon Maker, and Maker's successors, and assigns. This Promissory Note shall be governed by and construed in accordance with the laws of the state of California.

    ACCELERATION OF PAYMENT. The entire principal amount of this Promissory Note, together will all accrued interest, shall immediately become due and payable, without demand for payment, notice of nonpayment, presentment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which Maker hereby expressly waives, if:

    a. Maker has made any misrepresentation in or with respect to, or has breached any provision of this Promissory Note, or of any other agreement with Payee;

    b. Maker suspends payment of its obligations, or admits in writing its inability to pay its debts generally as they become due;

    c. Maker makes an assignment for the benefit of creditors, or a trustee or receiver of Maker or of a substantial portion of its assets is appointed, and the trustee or receiver is not discharged within sixty (60) days;

    d. Any proceeding involving Maker is voluntarily commenced by Maker under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of


CAC.Prom Note.doc                          1                             1/7/97
                                     CONFIDENTIAL


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    assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, or a proceeding of such nature is involuntarily instituted against Maker, and Maker by any action indicates its approval of, or consent to, or acquiescence in, the proceeding, or the proceeding remains undismissed for sixty (60) days; or

    e. A final judgment for the payment of money is rendered against Maker, and Maker does not discharge the judgment or procure a stay of execution of the judgment within thirty (30) days of the date of entry and service of a copy of the judgment, or cause execution of the judgment to be stayed during an appeal.

    This Promissory Note shall be govern by and construed in accordance with the laws of the state of California.

    COMMAND AUDIO CORPORATION

    By   /s/ Emmanuel Krakaris
       -------------------------------------
    Its  CFO
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CAC.Prom Note.doc                         2                             1/7/97
                                     CONFIDENTIAL